Exhibit 99.4

PISHPOSH, INC.

CORPORATE GOVERNANCE GUIDELINES

June 6, 2022

PishPosh, Inc. (“the Company”) is committed to effective corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability and builds public trust in the Company. The following principles have been approved by the Company’s Board of Directors (the “Board”) and, along with the Company’s Bylaws and Board committee charters, provide the framework for the Company’s corporate governance.

A.	MANAGEMENT OF THE COMPANY

The business and affairs of the Company are overseen by the Board, who appoints the officers of the Company. The Board approves corporate strategies designed to build sustainable long-term value; selects a Chief Executive Officer (“CEO”); oversees the CEO and senior management in operating the Company’s business, including allocating capital for long-term growth and assessing and managing risks; oversees the CEO succession planning process; and sets the “tone at the top” for ethical conduct.

B.	BOARD COMPOSITION

1.	Size of the Board

In accordance with the Company’s Bylaws, the Board may determine the number of directors by resolution, provided that the number should consist of not less than one nor more than nine directors. The minimum and maximum number of directors may be increased or decreased from time to time by amending the Bylaws. The directors shall be elected annually by the stockholders at their annual meeting to serve until a successor is duly elected and qualified.

2.	Director Independence

It is the policy of the Company that the Board consist of a majority of independent directors, as defined by Nasdaq in accordance with Rule 5605(b)(1). Among other things, this rule requires the Board to determine that an individual is free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

3.	Director Qualifications

The Board has adopted Selection Criteria for the Nominating and Corporate Governance committee to follow when assessing directors and director candidates and nominating persons to serve on the Company’s Board. The Selection Criteria includes the following criteria for each director and director nominee:

a.	Must be an individual of unquestioned moral and ethical character and core values confirmed by background checks, personal interviews and references of people with personal working relationships. Preference will be given to personal qualities that fit the culture and needs of the Company’s Board and executive team.

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b.	Have proven and high achieving executive level performance, experience, expertise and education in areas of the Company’s needs, such as: insurance industry, investment, risk management, international distribution and sales, corporate strategy, product/service/digital marketing, technology, cybersecurity, professional networking, compliance, audit, legal and regulatory, SEC, previous public company experience. The order of priority for each of these areas will be determined by the Board and executive team as new Board members are individually selected to meet the identified corporate and Board membership needs at the time of selection.

c.	Have proven personal skills of working with people at all levels, including the following skills: strong leadership, unselfish commitment to teamwork, interpersonal conflict resolution, good communicator, change oriented, willingness to raise issues, respectful of other people, high energy level, accountable.

d.	Be willing to make the personal commitment to invest the time, schedule and workload to be an active, participatory member of the Company’s Board and to recognize and uphold the Board member’s responsibilities and commitment to corporate best practices to the stockholders, policyholders, employees, and executive team.

e.	Add diversity to the Company’s Board through age, gender, ethnicity, country of origin, background and experiences.

f.	Must recognize and appreciate the role of a Board member as it relates to the executive team and can differentiate the separate roles and responsibilities of each for the common good and strategies of the Company.

Board members are expected to rigorously prepare for, attend and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. These other commitments will be considered when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

4.	Selection of Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying, recruiting, interviewing, vetting and recommending to the Board candidates qualified to serve as Directors for election by stockholders at their annual meeting or to fill vacancies. The full Board is responsible for selecting its own director candidates. In accordance with the Company’s Bylaws and the Delaware General Corporation law, a vacancy on the Board may be filled by the remaining directors. The director being elected to fill a vacancy shall hold office until the next annual stockholders’ meeting at which directors are elected.

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5.	Directors Who Change Their Present Job Responsibility

Any director who retires or experiences a material change in job responsibilities or the position held when the individual joined the Board should promptly notify the Chairperson of the Board of the change in status. The Nominating and Corporate Governance Committee will then evaluate whether the individual continues to satisfy the Board’s membership criteria in light of the individual’s new occupational status and recommend to the Board any action to be taken. The Board does not believe that a change in occupational status necessarily should require resignation from the Board.

6.	Term Limits

Directors are elected each year and may serve for up to ten years. The Board may waive this term limit requirement upon review if a director who has served for at least ten years continues to contribute to the Board pursuant to its Selection Criteria.

7.	Mandatory Retirement Age

There is a mandatory retirement age of 70 years for all Directors as of June 1 each year. Any Director of this age as of June 1, 2022, will be grandfathered until the next annual stockholders’ meeting at which directors are elected. The Nominating and Corporate Governance Committee and Board may waive this provision in special circumstances.

8.	Director Resignation Policy

Directors of the Company are elected by a plurality of the votes cast in the election of directors. Therefore, the Board has adopted a policy where, in an uncontested election of directors (i.e., an election in which the number of nominees equals the number of directors to be elected), a director who receives more “withhold” votes than “for” votes must submit a resignation for Board consideration. The director resignation policy shall be posted in the Corporate Governance section of the Company’s website.

C.	RESPONSIBILITIES OF THE BOARD OF DIRECTORS

1.	Primary Responsibilities of the Board

The primary responsibility of the directors is to exercise their business judgment to act in a manner they reasonably believe to be in the best interests of the Company and its stockholders. Directors should fulfill their responsibilities consistent with their fiduciary duties to stockholders in compliance with applicable laws. The Board oversees senior management of the Company who are charged with conducting Company business in an effective, efficient and ethical manner.

The Board’s detailed responsibilities include:

(a)	selecting, regularly evaluating the performance of, and approving the compensation of the CEO and the named executive officers;

(b)	planning for succession with respect to the position of Chairperson of the Board and monitoring management’s succession planning for other senior executives;

(c)	reviewing and, where appropriate, approving the Company’s major financial objectives, strategic and operating plans and actions;

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(d)	reviewing the performance of the Company;

(e)	overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed; and

(f)	overseeing the processes for maintaining the integrity of the Company with respect to its financial statements and other public disclosures, and compliance with law and ethics and internal controls.

The Board is responsible for working with the executive officers of the Company regarding the management of the Company in a manner consistent with the standards and practices of the Company, and in accordance with any specific plans, instructions or directions of the Board. The Board and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

2.	Expectations of Individual Directors

Among other things, the Board expects each Director to:

•	understand the Company’s businesses and the markets in which it operates;
•	regularly attend meetings of the Board and the Committees on which they serve;
•	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;
•	actively, objectively and constructively participate in meetings and the strategic decision- making processes;
•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its Committees; and
•	be reasonably available when requested to advise management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to management.

3.	Corporate Business Principles

Directors shall act at all times in accordance with the requirements of the Company’s policies and procedures, which shall be applicable to each Director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of these policies and procedures with respect to any individual director shall be reported to, and be subject to the approval of, the Board.

D.	BOARD MEETINGS AND MATERIALS

1.	Scheduling and Selection of Agenda Items for Board Meetings

Regular board meetings are scheduled four times per year. In addition to regularly scheduled meetings, other Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. The Board may also take action from time to time by unanimous written consent.

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The CEO, the President and the Corporate Secretary, in consultation with the other members of the Board and senior management, shall draft the agenda for each meeting and distribute it in advance to the Board. Each Director may propose the inclusion of items on the agenda, request the presence of or a report by any member of the Company’s management, or at any Board meeting raise subjects that are not on the agenda for that meeting.

The annual cycle of agenda items for Board meetings is expected to change on a periodic basis to reflect, among other things, Board requests, changing business and legal issues and the work done by the Board committees. The Board’s annual agenda will include the long-term strategic plan for the Company and the principal issues that the Company expects to face in the future.

2.	Board Material Distributed in Advance

Information that is important to the Board’s understanding of the business and its meeting agenda items shall be distributed in writing or electronically to the Board before meetings. Supplemental written materials will be provided to the Board on a periodic basis and at any time upon request of Directors.

Generally, materials on specific subjects are sent to Directors in advance so that Board meeting time may be most efficiently focused on questions and discussion about the material. Sensitive subject matters may be discussed at the meeting without written materials being distributed in advance or at the meeting.

3.	Access to Employees and Board Presentations

The Board has complete authority to contact and meet with any Company employee. Board members are encouraged to make arrangements in advance to meet with management or employees. The Corporate Secretary shall, whenever requested, assist in arranging and facilitating such meetings and site visits.

The Board encourages management to schedule employees to present at Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, or (b) have future potential that management believes should be given exposure to the Board.

4.	Independent Directors’ Discussions

The Board’s policy is to have a separate meeting time for the independent directors scheduled at least twice a year during the regularly scheduled Board meetings. The Chairperson of the Board, or if the Chairperson is not independent, another independent director appointed by the Board, will assume the responsibility of chairing the meetings of independent directors and shall bear such further responsibilities which the independent directors as a whole might designate from time to time.

5.	Director Orientation and Continuing Education

The Chairperson of the Board, in conjunction with management, is responsible for new director orientation programs and for director continuing education programs. The orientation, although informal, is based upon the new director’s experience with the Company and the industry. It is designed to familiarize new directors with the Company’s businesses, strategies and challenges and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. The Company encourages Board members to attend applicable third party presentations, and the Company will reimburse each director for education purposes up to a certain annual amount approved by the Board.

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E.	BOARD COMMITTEES

1.	Number of Committees

The standing Committees of the Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. There will, from time to time, be occasions on which the Board may decide to form a special or new committee or disband a current committee depending upon the circumstances. The Audit, Compensation and Nominating and Corporate Governance Committees shall be composed entirely of independent directors (as defined by Nasdaq standards).

The Audit, Compensation and Nominating and Corporate Governance Committees each have a written charter, approved by the Board, which describes the respective Committee’s general authority and responsibilities. Each Committee undertakes an annual review of its charter and works with the Board to make such revisions as are considered appropriate.

Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Each Committee will regularly report to the Board concerning the Committee’s activities.

The Audit Committee is responsible for the hiring, oversight and compensation of the independent certified public accountants that audit the Company’s financial statements, and for monitoring the effectiveness of the Company’s internal financial and accounting organization and controls and financial reporting.

The Compensation Committee reviews and determines compensation of the executive officers of the Company.

The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for the Board and also develops and assesses corporate governance policies for the Company.

2.	Assignment and Term of Service of Committee Members

The Nominating and Corporate Governance Committee makes recommendation to the Board concerning the size, structure and composition of the Board committees. The Board is responsible for the appointment of Committee Members and Committee Chairperson. Committee assignments are reviewed from time to time by the full Board.

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3.	Frequency and Length of Committee Meetings and Committee Agenda

The Committee Chairperson, in consultation with the Chairperson of the Board and appropriate members of management, will determine the frequency and length of the Committee meetings and develop the Committee’s agenda. The agendas and meeting minutes of the Committees will be shared with the full Board, and other Board members are welcome to attend Committee meetings.

F.	MANAGEMENT AND BOARD REVIEW AND RESPONSIBILITY

1.	Management Evaluation

The Compensation Committee should conduct, and review with the Board, an annual evaluation of the performance of all executive officers, including the CEO. The Compensation Committee is expected to use this review in the course of its deliberations when considering the compensation of the CEO and executive officers. The Board also reviews the CEO performance evaluation to ensure that the CEO is providing effective leadership of the Company.

2.	Succession Planning and Management Development

The Board plans for the succession to the position of CEO. To assist the Board, the CEO annually provides the board with an assessment of senior managers. The CEO also provides the Board with an assessment of individuals considered potential successors to certain senior management positions, including a review of any development plans recommended for such individuals. The results of these reviews are reported to and discussed with the Board. The CEO has presented the Board with a succession plan to be implemented in the event of an emergency.

3.	Formal Evaluation of the Board

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Chairperson of the Board manages the Board’s process for annual director self-assessment and evaluation of the Board.

4.	Board Interaction with Outside Interested Parties

The Board believes that management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. It is expected that Board members would conduct these communications with the knowledge of management, and in most instances, at the request of management.

The Board will review these Corporate Governance Guidelines on at least an annual basis and make revisions as it deems necessary in compliance with Nasdaq rules and regulations and other applicable laws, such as the federal securities laws.

G.	BOARD COMPENSATION

In accordance with its charter, the Compensation Committee is responsible for overseeing director compensation, and shall from time to time consider the status of director compensation in relation to the Company’s industry peers. Director compensation generally should consist of both cash and equity-based compensation. Employee directors will not be paid for Board membership in addition to their regular employee compensation. In order for a director to be deemed independent, such director may not receive more than $25,000 in consulting fees or other income from the Company.

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H.	CODE OF ETHICS

Our Board will adopt a Code of Ethic and Business Conduct (“Code’), which will be posted on the Company’s website. The Code will provide general statements of our expectations regarding ethical standards expected of directors, officers and employees while acting on behalf of the Company.

The Code also contains procedures for employees to report, anonymously or otherwise, violations of the Code. Our Code and Insider Trading Policy are provided upon hire and annually to all employees, and signed annually by our officers and directors.

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